EXHIBIT 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551-5000 • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS
APRIL SALES RESULTS

~Company Increases First Quarter and Full Year Fiscal 2007 Earnings Estimates~

Minneapolis, MN, May 4, 2006 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the five-week period ended April 29, 2006 increased 22% to $59.5 million from $48.6 million last year. Same-store sales for the month of April rose 13%.

Due to the Easter calendar shift, March and April sales results should be viewed as one period for comparative purposes. For the two months ended April 29, 2006, total sales increased 15% to $96.0 million from $83.4 million last year while same-store sales increased 6%. As of April 29, 2006, the Company operated 726 stores compared with 651 stores as of April 30, 2005.

Joe Pennington, Chief Executive Officer, commented, “We are very pleased with April results as well as our overall spring season business trends. As evidenced by our combined same-store sales results for March and April, the improvements to our merchandise assortment that we implemented beginning with February 2006 deliveries are resonating very well with both our core customer base and incremental traffic we may not have attracted in the past. Our April merchandise margins were also favorably impacted by the positive customer reaction to our new merchandise assortment.”

Financial Outlook

As a result of strong April performance, the Company is increasing its earnings guidance for its fiscal first quarter ending May 27, 2006, from $0.29 to $0.30 per diluted share to $0.34 to $0.35 per diluted share. First quarter guidance takes into account the impact of stock based compensation expense. In last year’s first quarter, the Company earned $0.27 per diluted share.

For the fiscal year ending March 3, 2007, the Company is increasing its earnings guidance from a range of $0.96 to $1.00 per diluted share to a range of $1.01 to $1.05 per diluted share. Full year earnings guidance includes approximately $0.07 per diluted share from the effect of expensing stock based compensation. In fiscal 2006, the Company earned $0.84 per diluted share.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 726 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn. The Company currently has 509 Christopher & Banks stores, 191 C.J. Banks stores and 26 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company. The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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